Exhibit 99.1
Media contact: media-relations@its.jnj.com	Investor contact: investor-relations@its.jnj.com

FOR IMMEDIATE RELEASE

Johnson & Johnson Elects Daniel Pinto, President, JPMorganChase to its Board of Directors

New Brunswick, New Jersey (June 10, 2025) – Johnson & Johnson (NYSE: JNJ) announced today that Daniel Pinto, President, JPMorganChase, has been elected to its Board of Directors.
“We are thrilled to have Daniel join Johnson & Johnson’s Board of Directors,” said Joaquin Duato, Chairman and Chief Executive Officer, Johnson & Johnson. “He is an exceptional leader with deep financial expertise and understanding of global capital markets. Daniel’s unique perspective and wealth of experience will be a tremendous asset to Johnson & Johnson as we continue to invest in and advance the next generation of healthcare innovation for patients.”
“I’ve long admired Johnson & Johnson’s continued investment in scientific innovation and its commitment to improving health outcomes for patients facing the most challenging diseases,” said Daniel Pinto. “It’s an honor to join Johnson & Johnson’s board of directors and serve alongside board members who are dedicated to improving the health and well-being of communities around the world.”
About Daniel Pinto
Mr. Pinto is a prominent business leader with more than three decades of financial expertise helming critical leadership roles within JPMorganChase, one of the world’s preeminent global financial services firms, where he currently serves as President and as a member of the Company’s Operating Committee.
Mr. Pinto has spent his career at JPMorganChase and its predecessor companies. He began as a financial analyst and foreign exchange trader at Manufacturers Hanover in 1983 in Buenos Aires. In 1992, he was appointed head of Sales for Chemical Bank and, shortly after, became head trader and Treasurer of Chemical Bank in Mexico. Daniel moved to London in 1996 to oversee local markets in Eastern Europe, the Middle East, Africa and Asia for Chase Manhattan, later taking charge of the markets side of the firm’s emerging-market business.
In early 2006, Mr. Pinto was made global head of Emerging Markets, later expanding his remit to include Global Credit Trading & Syndicate and Global Fixed Income for the Investment Bank. He was made co-CEO of the Corporate & Investment Bank in 2012 and became sole CEO in 2014.
In January 2018, he was named Co-President and Chief Operating Officer of JPMorganChase to work closely with the CEO and the Board to identify and pursue critical firmwide opportunities. He became sole President and COO in January 2022. In January 2025, he announced that he would retire from the company at the end of 2026. He retains the role of President until June 30th, 2025, and will then serve as Vice Chairman of the company through 2026.
Mr. Pinto holds a bachelor’s degree in Public Accounting and Business Administration from Universidad Nacional de Lomas de Zamora in Buenos Aires. He is a member of the Board of Directors of the Institute of International Finance.
About Johnson & Johnson
At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow, and profoundly impact health for humanity. Learn more at https://www.jnj.com/.